Exhibit (k)(i)

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), dated March 5, 2024, is between MainStay MacKay Municipal Income Opportunities Fund (the “Fund”), a Delaware statutory trust, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the state of Ohio.

Background

The Fund is a closed-end management investment company registered or to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), that is operated as an interval fund, and it desires that Ultimus perform certain services. Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.	Retention of Ultimus

The Fund retains Ultimus to provide the services set forth in each Addendum selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

☐	Fund Accounting Addendum

☐	Fund Administration Addendum

☒	Transfer Agent and Shareholder Servicing Addendum

2.	Allocation of Charges and Expenses

2.1.

Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of the Fund who are affiliated persons of Ultimus, except when such person is serving as the Fund’s chief compliance officer.

2.2.

The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated under this Section 2, including, without limitation: organization costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, information statements, proxy statements and related materials; all expenses incurred in connection with issuing and repurchasing shares; the costs of custodial services; the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws; fees and reimbursable expenses of officers, directors, and trustees (as applicable) of the Fund who are not affiliated persons of Ultimus or the investment adviser(s) to the Fund; insurance premiums; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of investment advisers to the Fund.

3.	Compensation

3.1.

The Fund shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement.

3.2.

If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. The Fund shall promptly pay Ultimus’ undisputed compensation for the preceding month within 30 days.

3.3.

In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to by the parties.

3.4.

In the event that any fees are disputed, the Fund shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Ultimus provides to the Fund documentation which reasonably supports the disputed charges and the Fund no longer disputes such fees.

4.	Reimbursement of Expenses

In addition to paying Ultimus the fees described in each Fee Letter, the Fund agrees to reimburse Ultimus for its actual reimbursable expenses in providing services hereunder, if applicable, including, without limitation, the following:

4.1.

Reasonable travel and lodging expenses incurred by those officers and employees of Ultimus in connection with 1) attendance at meetings of the Fund’s Board (the “Board”); 2) or any committee meeting of the Fund’s Board and shareholders’ meetings;

4.2.	All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Fund;

4.3.

All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Fund, the Fund’s investment adviser(s) or custodian, counsel for the Fund, counsel for the Fund’s independent Board members, the Fund’s independent accountants, dealers or others as required for Ultimus to perform the Services;

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4.4.

The cost of obtaining secondary security market quotes and any securities data for the Fund, including, but not limited to, the cost of fair valuation services and the cost of obtaining corporate action related data and securities master data;

4.5.	The cost of electronic or other methods of storing records and materials for the Fund;

4.6.

All fees and expenses incurred by or on behalf of the Fund in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the Fund;

4.7.

Any expenses Ultimus shall incur at the direction of an officer of the Fund thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes;

4.8.	A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC 1 Reports”);

4.9.	A reasonable allocation of the cost of GainsKeeper® software, used by Ultimus to track wash loss deferrals for both fiscal (855) and excise tax provisioning; and

4.10.	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement for the Fund.

5.	Maintenance of Books and Records; Record Retention

5.1.

Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the Investment Company Act.

5.2.	Ownership of Records

A.

Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Fund.

B.

Ultimus agrees to provide the Client Records to the Fund, at the expense of the Fund, upon reasonable request, and to make such books and records available for inspection by the Fund or its regulators at reasonable times.

C.

Ultimus agrees to furnish to the Fund, at the expense of the Fund, all Client Records in the same format (electronic or other medium) in which such material is then maintained by Ultimus promptly, to cause no prejudice to the Fund after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly turn over to the Fund or, upon the written request of the Fund, destroy the Client Records maintained by Ultimus pursuant to this Agreement. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the

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Fund with copies as soon as reasonably practical after the termination and agrees to maintain any such Client Records only for the limited purpose as required by applicable law, rule or regulation.

5.3.	Ultimus agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

5.4.

If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Fund of such request(s) so that the Fund may seek, at the expense of the Fund, an appropriate protective order.

6.	Subcontracting

Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor. Prior to engaging a subcontractor, Ultimus must obtain approval of the Fund, approval of which may not be unreasonably withheld.

7.	Effective Date

7.1.	This Agreement shall become effective as of the date first above written (the “Agreement Effective Date”).

7.2.	Each Addendum shall become effective as of the date first written in the Addendum.

8.	Term

8.1.

Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of three (3) years from the date first above written (the “Initial Term”).

8.2.	Renewal Terms. Immediately following the Initial Term this Agreement shall automatically renew for successive one-year periods (a “Renewal Term”).

8.3.	Termination. A party may terminate this Agreement under the following circumstances.

A.

Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may only terminate this Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)

a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

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(2)

the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position within the 30-day notice period;

(3)

the Non-Terminating Party has a conflict of interest created by taking a position contrary to the best interest of the Fund for, or on behalf of, a third party, and the Terminating Party provides 30 days’ prior written notice of such conflict of interest, and the parties fail to come to agreement on resolution within the 30-day notice period;

(4)	any assignment of this Agreement by Ultimus without the prior consent of the Fund;

(5)	a judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(6)

the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect;

(7)	liquidation of the Fund; and

(8)	conversion of the Fund to an open-end fund.

B.

Out-of-Scope Termination. If the Fund demands services that are beyond the scope of this Agreement (collectively, the “Out-of-Scope Services”), and the parties cannot agree on appropriate terms relating to such Out-of-Scope Services, either party may terminate this Agreement upon not less than 90 days’ prior written notice.

C.

End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 90 days prior to the end of the Initial Term or then-current Renewal Term.

D.

Early Termination. Any termination of this Agreement by the Fund other than termination under Section 8.3.A-C is deemed an “Early Termination.” Upon the occurrence of an Early Termination, the Fund shall be subject to an “Early Termination Fee” equal to the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the applicable Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the term of the Agreement.

E.

Final Payment. Any undisputed unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 30 calendar days of the termination date provided in the notice of termination.

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8.4.

No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9.	Intentionally Omitted.

10.	Standard of Care; Limits of Liability; Indemnification

10.1.

Standard of Care. Each party’s duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder; provided, however, that the Fund shall have no liability for failure to perform its duties hereunder to the extent such failure was the result of the actions or inactions of an employee or other affiliated person of Ultimus.

10.2.	Limits of Liability

A.	Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1)

performing Services or duties pursuant to any written or electric instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably believes to be genuine and to have been signed, presented, or furnished by a duly authorized representative of the Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes);

(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)

using valuation information provided by the Fund’s approved third-party pricing service(s) or the investment adviser(s) to the Fund for the purpose of valuing the Fund’s portfolio holdings, unless Ultimus has a reason to believe or knows such information provided by the Fund’s approved third party pricing service(s) or investment adviser(s) to the Fund is false, misleading or incorrect;

(4)

any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control, including, without limitation, corrupt, faulty or inaccurate data provided to Ultimus by third-parties;

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(5)	any error, action or omission by the Fund or other past or current service provider; and

(6)

any failure to properly register the Fund’s shares in accordance with the Securities Act of 1933, as amended (the “Securities Act”) or any state blue sky laws (except to the extent such failure results from Ultimus’ failure to follow instructions from the Trust in a manner that violates the standard of care set forth in Section 10.1).

B.

Ultimus may apply to the Fund at any time for instructions and may consult with counsel for the Fund, counsel for the Fund’s independent Board members, and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

C.

A copy of the Fund’s formation document is on file with the Secretary of State (or equivalent authority) of the state in which the Fund is organized, and notice is hereby given that this instrument is executed on behalf of the Fund and not the Trustees of the Fund individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund, and Ultimus shall look only to the assets of the Fund for the satisfaction of such obligations.

D.

Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund, the Fund’s investment adviser or any of the Fund’s other service providers until receipt of written notice thereof from the Fund. As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

E.

The Board has and retains primary responsibility for oversight of all compliance matters relating to the Fund, including, but not limited to, compliance with the Investment Company Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance.

F.

To the maximum extent permitted by law a party’s liability for Losses (as defined below) shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 24-month period or the actual time period this Agreement has been in effect if less than 24 months. This limitation shall apply regardless of the cause of action or legal theory asserted.

G.	In no event shall Ultimus be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not

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such damages were foreseeable or Ultimus was advised of the possibility thereof. Ultimus shall not be liable for any corrupt, faulty or inaccurate data provided to Ultimus by any third-parties (including, without limitation, any investment adviser to the Fund) for use in delivering Ultimus’ Services to the Fund, unless it knows or has a reasonable belief that such data received from a third party is corrupt, faulty, incorrect, inaccurate, or false; provided, however, that Ultimus shall have no duty to independently verify and confirm the accuracy of third-party data. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

10.3.	Indemnification

A.

Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees, directors, managers, officers, employees, and other agents (collectively, the “Indemnitees” and each an “Indemnitee”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.	Notwithstanding the foregoing provisions, the Fund shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 10.2.A.

C.

Upon the assertion of a claim for which either party may be required to indemnify the other, the Indemnitee shall promptly notify the Indemnifying Party of such assertion and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

D.

The Indemnifying Party shall have the option to participate with the Indemnitee in defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnitee except with the Indemnifying Party’s prior written consent.

10.4.	The provisions of this Section 10 shall survive termination of this Agreement.

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11.	Force Majeure.

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, pandemics, failure of the mails, transportation, communication, or power supply.

12.	Representations and Warranties

12.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation, limited liability company, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)

To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)

For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

(E)

This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)

Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

12.2.	Representations of the Fund. The Fund represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)

It shall cause its investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for the Fund to cooperate with Ultimus and to provide it with such information, data,

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documents, and advice relating to the Fund as appropriate or requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement.

(B)

The Fund’s organizational documents, registration statement and prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(C)

Each of the employees of Ultimus that serves or has served at any time as an officer of the Fund, including the CCO, President, Treasurer, Secretary and the AML Compliance Officer, shall be covered by the Fund’s Trustees & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Fund’s formation document and Bylaws regarding indemnification of its officers. The Fund shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus immediately should the Policy be canceled or terminated.

(D)

Any officer of the Fund shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Fund (an “Authorized Person”) (unless such authority is limited in a writing from the Fund and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

13.	Insurance

13.1.

Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

13.2.

Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

14.	Information Provided by the Fund

14.1.	Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Fund will furnish to Ultimus the following:

(A)	copies of the Fund’s formation document and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Fund’s Bylaws and any amendments thereto;

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(C)

certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct Ultimus thereunder;

(D)	a list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(E)	the Fund’s registration statement and all amendments thereto filed with the SEC;

(F)	the Fund’s notification of registration under the Investment Company Act;

(G)	the Fund’s current prospectus and statement of additional information;

(H)	an accurate, current list of shareholders of the Fund showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates;

(I)	copies of the current plan of distribution adopted by the Fund under Rule 12b-1 under the Investment Company Act, if applicable;

(J)	copies of the current investment advisory agreement and current investment sub-advisory agreement(s), if applicable, for the Fund;

(K)	copies of the current underwriting agreement for the Fund;

(L)

contact information for the Fund’s service providers, including, but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter and chief compliance officer; and

(M)	a copy of procedures adopted by the Fund in accordance with Rule 38a-1 under the Investment Company Act.

14.2.	After the Agreement Effective Date. After the Agreement Effective Date, the Fund will furnish to Ultimus any amendments to the items listed in Section 14.1.

15.	Compliance with Law

The Fund assumes full responsibility for the preparation, contents, and distribution of its prospectus and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Fund, including, but not limited to, the Internal Revenue Code, the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended.

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16.	Privacy and Confidentiality

16.1.

Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)	Customer Information (as defined below) and Client Records.

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally or marked appropriately.

16.2.

Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Fund. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

16.3.	Treatment of Confidential Information

(A)

Each party agrees that at all times during and after the term of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)

Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and proprietary information to avoid unauthorized disclosure or use of Confidential Information under this Agreement.

(C)	Each party further agrees that:

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(1)

The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement, and consistent therewith, may disclose or provide access to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements and make copies of Confidential Information to the extent reasonably necessary to carry out its obligations under this Agreement;

(2)

Notwithstanding the foregoing, the Receiving Party may release Confidential Information as permitted or required by law, to comply with a valid subpoena, summons, order or other requirement of a court of competent jurisdiction or a government agency, regulator(s), or self-regulatory organizations with appropriate jurisdiction over the Receiving Party. To the extent reasonably practicable and prior to disclosure, the Receiving Party shall give the Disclosing Party prompt written notice of any such intended disclosure to allow the Disclosing Party the opportunity to seek a protective order or other appropriate remedy. Approval for disclosure shall not be unreasonably withheld. Attempts to obtain the Disclosing Party’s consent for such disclosure shall not be required if immediate compliance with disclosure is necessary to avoid the Receiving Party violating the instructions of a government agency or regulator, court order, or other legal requirement. In making any such disclosure, the Receiving Party shall (a) disclose only such information as is required by the court or required or requested by a governmental entity, regulator or self-regulatory organization or otherwise required by Applicable Law or required by applicable rule or regulation, (b) use commercially reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed, and (c) reasonably cooperate with the Disclosing Party in seeking a protective order or other appropriate remedy (provided that the Disclosing Party reimburses the Receiving Party for any costs (including reasonable attorneys’ fees) incurred in connection with such efforts). Nothing herein shall require any party to fail to honor a subpoena, court or administrative order, or a similar requirement or request on a timely basis;

(3)

Additionally, Ultimus may provide Confidential Information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies but will do so on an anonymous basis; and

(4)

The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

16.4.	Severability. This provision and the obligations under this Section 16 shall survive termination of this Agreement.

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17.	Press Release

Within the first 60 days following the Agreement Effective Date, the Fund agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Ultimus; provided that Ultimus must obtain the Fund’s written consent prior to publication of such release, which consent shall not be unreasonably denied by the Fund.

18.	Non-Exclusivity

The services of Ultimus rendered to the Fund are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Fund, or persons who are otherwise affiliated persons of the Fund to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person; however, Ultimus agrees that such business will not cause harm or prejudice to the Fund.

19.	Jurisdiction

Each party hereby submits itself for the sole purpose of this Agreement and any controversy arising hereunder to the sole and exclusive jurisdiction of the federal or state courts located in New York County, New York and any courts of appeal therefrom, consents to such jurisdiction, and waives any objection (on the grounds of lack of jurisdiction, forum non conveniens or otherwise) to the exercise of such jurisdiction over it by any such courts. Each party hereby waives its right to trial by jury in connection with disputes arising out of this Agreement.

20.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail overnight delivery, or certified mail at the following address.

20.1.	If to the Fund:

MainStay MacKay Municipal Income Opportunities Fund

Attn: J. Kevin Gao, Esq.

51 Madison Avenue

New York, New York 10010

Email: Kevin_Gao@nylim.com

with a copy to:

Fund counsel

Attn: Thomas C. Bogle, Esq.

Dechert LLP

1900 K Street, NW

Washington, DC 20006

Email: thomas.bogle@dechert.com

20.2.	If to Ultimus:

Ultimus Fund Solutions, LLC

MainStay MacKay Municipal Income Opportunities Fund
Ultimus Master Services Agreement
March 5, 2024	Page 14 of 17

Attn: General Counsel

4221 North 203rd Street, Suite 100

Elkhorn, NE 68022

Email: legal@ultimusfundsolutions.com

21.	General Provisions

21.1.

Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

21.2.	Conflicts. In the event of any conflict between this Agreement and any appendices or Addendum thereto, this Agreement shall control.

21.3.	Amendments. The parties may only amend or waive all or part of this Agreement by written amendment or waiver signed by both parties.

21.4.	Assignments.

(A)

Except as provided in this Section 21.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)

The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Fund because of reorganization, recapitalization, or change of domicile.

(C)

Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Ultimus provides the Fund at least 90 days’ prior written notice.

(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

21.5.

Governing Law. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the Investment Company Act and other applicable federal securities laws. To the extent that the applicable laws of the state of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

21.6.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

21.7.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together

MainStay MacKay Municipal Income Opportunities Fund
Ultimus Master Services Agreement
March 5, 2024	Page 15 of 17

constitute but one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

21.8.

Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

MainStay MacKay Municipal Income Opportunities Fund
Ultimus Master Services Agreement
March 5, 2024	Page 16 of 17

The parties duly executed this Agreement as of March 5, 2024.

	MainStay MacKay Municipal		Ultimus Fund Solutions, LLC
Income Opportunities Fund

By:	/s/ Kirk C. Lehneis	By:	/s/ Gary Tenkman
Name:	Kirk C. Lehneis	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

MainStay MacKay Municipal Income Opportunities Fund
Ultimus Master Services Agreement
March 5, 2024	Page 17 of 17

Transfer Agent and Shareholder Services Addendum

for

MainStay MacKay Municipal Income Opportunities Fund

This Transfer Agent and Shareholder Services Addendum, dated March 5, 2024, is between MainStay MacKay Municipal Income Opportunities Fund (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) and supplements that certain Master Services Agreement dated March 5, 2024 by and between the Fund and Ultimus (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Transfer Agent and Shareholder Services

1.	Shareholder Transactions

Ultimus shall provide the Fund with shareholder transaction services, including:

1.1.

process shareholder purchase, redemption, repurchase, exchange, and transfer orders in accordance with conditions set forth in the Fund’s prospectus applying all applicable redemption, repurchase or other miscellaneous fees;

1.2.

set up of account information, including address, account designations, dividend and capital gains options, taxpayer identification numbers, banking instructions, automatic investment plans, systematic withdrawal plans and cost basis disposition method,

1.3.	assist shareholders making changes to their account information included in 1.2;

1.4.	issue trade confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

1.5.	issue quarterly statements for shareholders, interested parties, broker firms, branch offices and registered representatives;

1.6.

act as a service agent and process income dividend and capital gains distributions, including the purchase of new shares, through dividend reimbursement and appropriate application of backup withholding, non-resident alien withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding;

1.7.

record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding;

1.8.	perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

1.9.	provide cost basis reporting to shareholders on covered shares (shares purchased after 1/1/2012), as required;

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Transfer Agent and Shareholder Services Addendum	Page 1 of 5

1.10.	withholding taxes on non-resident alien accounts, pension accounts and in accordance with state requirements;

1.11.	produce, print, mail and file U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;

1.12.	administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding shares; and

1.13.	process all standing instruction orders (Automatic Investment Plans (“AIPs”) and Systematic Withdrawal Plan (“SWPs”)) including the debit of shareholder bank information for automatic purchases.

2.	Shareholder Information Services

Ultimus shall provide the Fund with shareholder information services, including:

2.1.	make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information;

2.2.	produce detailed history of transactions through duplicate or special order statements upon request;

2.3.	provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders; and

2.4.	respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts.

3.	Compliance Reporting

3.1.

AML Reporting. Ultimus agrees to provide anti-money laundering services to the Fund’s direct shareholders and to operate the Fund’s customer identification program for these shareholders, in each case in accordance with the written procedures developed by Ultimus and adopted or approved by the Board and with applicable law and regulations.

3.2.

Regulatory Reporting. Ultimus agrees to provide reports to the federal and applicable state authorities, including the SEC, and to the Fund’s auditors. Applicable state authorities are those governmental agencies located in states in which the Fund is registered to sell shares.

3.3.

IRS Reporting. Ultimus will prepare and distribute appropriate Internal Revenue Service (“IRS”) forms for shareholder income and capital gains (including the calculation of qualified income), sale of fund shares, distributions from retirement accounts and education savings accounts, fair market value reporting on IRAs, contributions, rollovers and conversions to IRAs and education savings accounts and required minimum distribution notifications and issue tax withholding reports to the IRS.

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Transfer Agent and Shareholder Services Addendum	Page 2 of 5

3.4.	Pay-to-Play Reports. Ultimus will provide quarterly reporting for Fund accounts subject to pay-to-play rules.

4.	Dealer/Load Processing

For the Fund with a share class that charges a sales load (either front-end or back-end), Ultimus will:

4.1.	provide reports for tracking rights of accumulation and purchases made under a letter of intent;

4.2.	account for separation of shareholder investments from transaction sale charges for purchase of Fund shares;

4.3.	calculate fees due under Rule 12b-1 plans for distribution and marketing expenses;

4.4.	track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases; and

4.5.	applying appropriate Front End Sales Load (“FESL”) breakpoint and Contingent Deferred Sales Charges (“CDSCs”) automatically during trade processing.

5.	Shareholder Account Maintenance

For each direct shareholder account, Ultimus agrees to perform the following services:

5.1.	maintain all shareholder records for each account in the Fund;

5.2.

as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Fund’s custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and in the case of shareholders entitled to receive additional shares of the Fund by reason of any such dividend or distribution, make appropriate credit to their respective accounts and prepare and mail to such shareholders a confirmation statement with respect to such shares;

5.3.	issue customer statements on a scheduled cycle, and provide duplicate second and third-party copies if required;

5.4.	record shareholder account information changes; and

5.5.	maintain account documentation files for each shareholder.

6.	uTRANSACT Web Services

6.1.	Provide and maintain an internet portal for shareholders and registered investment advisers to access and perform various online capabilities on their investment accounts with the Fund.

7.	PLAID

7.1.	Provide online bank account verification services using third-party PLAID technology.

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Transfer Agent and Shareholder Services Addendum	Page 3 of 5

8.	Blue Sky Services

8.1.	Ultimus shall provide the Fund with state registration (blue sky) services.

9.	Other Services

9.1.

Ultimus shall perform other services for the Fund that are mutually agreed upon in a writing signed by the parties for mutually agreed fees, if any, and all reimbursable expenses incurred by Ultimus; provided, however that the Fund may retain third parties to perform such other services. These services may include performing internal audit examination; mailing the annual reports of the Fund; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies, and proxy statements.

10.	National Securities Clearing Corporation Processing

Ultimus will:

10.1.

process accounts through Networking and the purchase, redemption, repurchase, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (the “NSCC”) on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by Ultimus by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by Ultimus;

10.2.	issue instructions to the Fund’s custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);

10.3.	provide account and transaction information from the affected Fund’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and

10.4.	maintain shareholder accounts through Networking.

11.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Agreement or this Transfer Agent and Shareholder Services Addendum shall be construed or have the effect of rendering tax advice. It is important that the Fund consult a professional tax advisor regarding its individual tax situation.

Signatures are located on the next page.

MainStay MacKay Municipal Income Opportunities Fund
Transfer Agent and Shareholder Services Addendum	Page 4 of 5

The parties duly executed this Transfer Agent and Shareholder Services Addendum as of March 5, 2024.

	MainStay MacKay Municipal Income		Ultimus Fund Solutions, LLC
Opportunities Fund

By:	/s/ Kirk C. Lehneis	By:	/s/ Gary Tenkman
Name:	Kirk C. Lehneis	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

MainStay MacKay Municipal Income Opportunities Fund
Transfer Agent and Shareholder Services Addendum	Page 5 of 5